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                                                                    EXHIBIT 10.3


                                    AGREEMENT
                                    ---------

         THIS AGREEMENT (this "Agreement"), is dated as of this 30th day of July, 1999, by and between AutoNation, Inc., a Delaware corporation ("AutoNation"), and John H. Costello ("Costello").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, Costello has served AutoNation as an executive officer since December 15, 1998.

         WHEREAS, in accordance with this Agreement, Costello's employment as an executive officer of AutoNation will be terminated by mutual agreement of the parties.

         WHEREAS, Costello and AutoNation desire to set forth herein certain agreements between them with respect to Costello's termination as an executive officer of AutoNation.

         NOW, THEREFORE, in consideration of the mutual promises and the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. TERMINATION OF EMPLOYMENT. The foregoing recitals are true and correct and are part of this Agreement. The terms and conditions of this Agreement have been approved by the Board of Directors of AutoNation, and this Agreement is enforceable in accordance with its terms against the parties. The termination of Costello's employment as President of AutoNation shall be effective (the "Effective Date") on July 30, 1999. Costello will remain at AutoNation for a short time after the Effective Date, up to but not later than August 31, 1999, to wrap up his affairs.

         2. SEVERANCE COMPENSATION AND BENEFITS. Costello shall receive the following severance compensation and benefits:

                  (a) A lump sum payment of TWO MILLION ONE HUNDRED THOUSAND DOLLARS ($2,100,000.00) payable on the Effective Date.

                  (b) For the period commencing on the Effective Date and ending December 31, 1999, Costello and his dependents shall be entitled to continue to participate in AutoNation's group health and welfare benefit plans (as such plans may be amended from time to time by AutoNation) on the same terms and conditions as similarly-situated employees of AutoNation are subject to, and so long as they are available to similarly-situated employees of AutoNation. The usual and customary premium for medical and dental coverage will be payable in a lump sum payment by Costello to AutoNation upon receipt of an invoice from AutoNation. Beginning on the first of the month following the cessation of group plan coverage, Costello shall be eligible for continuation of AutoNation's group medical and dental coverage as set forth in the Consolidated Omnibus Budget Reconciliation Act of 1985. As of the Effective Date, Costello



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will no longer be eligible to participate in the following employee benefit programs offered by AutoNation: (i) vacation benefits; (ii) 401(k); (iii) short term or long term disability benefits; (iv) travel and accident benefits; (v) or life or dependent life insurance.

              (c) Costello has been granted options to purchase a total of 1,000,000 shares of common stock under AutoNation's various Stock Option Plans, none of which have previously vested. All of Costello's options shall be cancelled as of the Effective Date.

         3. COOPERATION; RECORDS; CONFIDENTIALITY. During the period commencing the Effective Date and ending on December 15, 2001 (the "Severance Period"), Costello agrees to make himself available to AutoNation and its officers for consultation on a reasonable basis from time to time as to any and all matters which he worked on while an officer of AutoNation, provided that AutoNation shall reimburse Costello for his reasonable expenses incurred in providing such consultation and making himself available, including attorney's fees and costs, if necessary (e.g., if Costello is required to be deposed as a witness in any litigation involving AutoNation). AutoNation acknowledges that Costello may engage in other full-time employment and AutoNation agrees that it will use its best efforts to attempt to minimize the amount of time which it shall require of him. Costello agrees that all confidential records, files and documents of AutoNation shall remain in AutoNation's possession and that he shall not remove any of the same from AutoNation's premises, without the prior written consent of AutoNation. At all times hereafter, Costello agrees to maintain the confidentiality of all proprietary, secret, confidential and other non-public information concerning AutoNation, including any management, sales, promotional or marketing plans, programs, or strategies, any expansion plans in existing or new markets or for new or expanded products, services or lines of business, and any financial statements, monthly operating reports, budgets, projections and other financial information. Neither Costello nor AutoNation shall publicly disclose the contents of this Agreement, except to the extent required under applicable law.

         4. NO RIGHT TO GIVE INTERVIEWS OR WRITE BOOKS, ETC. During the Severance Period, except as authorized by AutoNation, Costello shall not give any interviews or speeches primarily concerning AutoNation, nor shall Costello, directly or indirectly, prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations concerning AutoNation, including any material concerning any person, whether or not fictional, whom any member of the public might associate with AutoNation (regardless of whether or not there shall appear any disclaimer purporting to disassociate such fictitious person from AutoNation). Notwithstanding the foregoing, Costello may publicly state factual information about his employment with AutoNation in providing others with background and resume information about himself, in public filings with the SEC when required with respect to other issuers for which such disclosure about him is required, and in similar contexts, in all cases consistent with the information set forth in the press release referred to in paragraph 9 below. During the Severance Period and thereafter, Costello agrees that he shall not, in any communications with any third party, criticize, ridicule or make any statement which disparages or is derogatory of AutoNation or any of AutoNation's affiliates or any of its or their officers, directors, agents or employees, and AutoNation agrees that it, its officers and directors shall not, in any communications with any third party, criticize, ridicule or make any statement which disparages or is derogatory of Costello.




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         5. FULL SATISFACTION AND RELEASES. The parties agree that, except as otherwise provided in this Agreement, this Agreement severs all relationships between them and shall act as a mutual release of all claims of any nature which one party may have against the other party as of the Effective Date, except that the following claims shall not be released hereby: (i) claims by either party against the other under or pursuant to this Agreement, (ii) claims by Costello under applicable law in respect of statutory employment rights (such as COBRA or ERISA claims), and (iii) claims or rights of Costello under law or AutoNation's certificate of incorporation and bylaws to indemnification against third party claims arising with respect to his service as an officer and director of AutoNation prior to the Effective Date. AutoNation agrees to maintain its existing or substantially comparable directors and officers insurance coverage in place for at least three years following the Effective Date, and agrees to keep the same or broader indemnification rights in place under its bylaws for at least five years following the Effective Date, to the extent allowed by applicable law.

         6. SEC FILING. AutoNation will prepare a Form 4 for Costello to file on a timely basis with the Securities and Exchange Commission reporting that he is no longer an executive officer of AutoNation as of the Effective Date. After the Effective Date, AutoNation shall cease to refer to or include Costello as an executive officer in any of its SEC filings or press releases.

         7. PRESS RELEASE. Costello and AutoNation shall mutually agree on the text of any press release to be issued by AutoNation to announce the termination of his employment with AutoNation, but he acknowledges that AutoNation shall have final control over the timing of such press release.

         8. NON-COMPETE AND NON-SOLICITATION. Costello agrees that during the Severance Period, except with the prior written consent of AutoNation, Costello shall not, directly or indirectly (whether individually or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of or lender to any company or business entity or otherwise), for any reason:

         (a) engage in the automotive retail or rental consumer business in any market in the United States, franchised automotive dealerships, used vehicle dealerships, collision repair, Internet or other e-commerce businesses which sell or which have as a primary purpose the generation of sales leads (i.e. Autobytel, Autoweb) to sell retail vehicles, or vehicle rental businesses (collectively, the "Automotive Business"); or

         (b) request, advise or induce any material customer or material vendor of the AutoNation Group to withdraw, curtail or cancel any such customer's or vendor's business with the AutoNation Group; or

         (c) (i) without the prior written consent of AutoNation, which consent will not be unreasonably withheld, solicit for employment, or knowingly permit any company or business directly or indirectly controlled by or affiliated with him to solicit for employment, any person who is employed by AutoNation, in Fort Lauderdale, Florida or in any manner seek to induce any such person to leave his or her employment with AutoNation, or (ii) employ, or permit any




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company or business directly or indirectly controlled by or affiliated with him to employ, any person who is employed by AutoNation in Fort Lauderdale, Florida or who was so employed within one year prior to that time, provided, however, that Costello, or any company or business directly or indirectly controlled by him, may employ any person at any time after such person has been terminated (with or without cause) by AutoNation.

         9. MISCELLANEOUS.

            (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters, agreements and understandings relating to the subject matter hereof.

            (b) CHOICE OF LAW. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Florida.

            (c) EFFECT OF WAIVER. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

            (d) SEVERABILITY. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason beheld to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed an enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

            (e) EXCLUSIVE VENUE AND JURISDICTION. Any suit, action or proceeding with respect to this Agreement shall be brought in the courts of Broward County in the State of Florida or in the U.S. District Court for the Southern District of Florida. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding.

            (f) BINDING NATURE. This Agreement will be binding upon the parties and will inure to the benefit of any successor or successors of AutoNation. This Agreement is not assignable by Costello.

            (g) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

            (h) NOTICES. All notices which either party shall be required or permitted to make



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or give under this Agreement shall be in writing and shall be sufficiently made or given if sent by personally delivery, by certified mail, return receipt requested or by nationally recognized overnight courier service, addressed as set forth below, unless a notice of a change of address has been previously given in accordance with the foregoing:

                  If to Costello:           John H. Costello
                                            2450 Del Lago Drive
                                            Fort Lauderdale, FL 33316

                  If to AutoNation:         AutoNation, Inc.
                                            110 S.E. 6th Street
                                            Fort Lauderdale, FL 33301
                                            Attn:  Chairman

                  With a copy to:           AutoNation, Inc.
                                            110 S.E. 6th Street
                                            Fort Lauderdale, FL 33301
                                            Attn: General Counsel


            (i) ARM'S LENGTH NEGOTIATIONS. Each party herein expressly represents and warrants to the other that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of its own counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                 AUTONATION, INC.

                                 By: /s/ H. Wayne Huizenga
                                    -----------------------------------
                                    H. Wayne Huizenga
                                    Chairman


                                    /s/ JOHN H. COSTELLO
                                    ---------------------------------
                                    JOHN H. COSTELLO
















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